Exhibit 4.02.03

SECOND AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

        Second Amendment dated as of January 31, 2005 to Loan and Security Agreement (the “Second Amendment”), by and between SWANK, INC., a Delaware corporation (the “Borrower”), and WELLS FARGO FOOTHILL, INC. (the “Lender”), amending certain provisions of the Loan and Security Agreement dated as of June 30, 2004 (as amended and in effect from time to time, the “Agreement”) by and between the Borrower and the Lender. Terms not otherwise defined herein which are defined in the Agreement shall have the same respective meanings herein as therein.

        WHEREAS, the Borrower and the Lender have agreed to modify certain terms and conditions of the Agreement as specifically set forth in this Second Amendment;

        NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

    §1.        Amendment to Section 7 of the Agreement. Section 7.18(a) of the Agreement is hereby amended by deleting the table which appears in Section 7.18(a) of the Agreement and restating it in its entirety as follows:

Applicable Amount	Applicable Period

($487,000)	For the 1 month period ended April 30, 2004

($212,000)	For the 2 month period ending May 31, 2004

($872,000)	For the 3 month period ending June 30, 2004

($1,252,000)	For the 4 month period ending July 31, 2004

($462,000)	For the 5 month period ending August 31, 2004

$464,000	For the 6 month period ending September 30, 2004

$1,455,000	For the 7 month period ending October 31, 2004

$2,616,000	For the 8 month period ending November 30, 2004

$2,611,000	For the 9 month period ending December 31, 2004

$1,953,500	For the 10 month period ending January 31, 2005.

$1,919,400	For the 11 month period ending February 28, 2005.

$1,742,500	For the 12 month period ending March 31, 2005.

$1,990,300	For the 12 month period ending April 30, 2005.

$906,500	For the 12 month period ending May 31, 2005.

$781,000	For the 12 month period ending June 30, 2005.

$884,600	For the 12 month period ending July 31, 2005.

$1,091,900	For the 12 month period ending August 31, 2005.

$1,370,800	For the 12 month period ending September 30, 2005.

$1,501,000	For the 12 month period ending October 31, 2005.

$1,519,500	For the 12 month period ending November 30, 2005.

$1,806,200	For the 12 month period ending December 31, 2005.

An amount determined by Lender based upon the Projections delivered pursuant to Section 6.3(c); provided that if Lender does not receive such Projections or Borrower and Lender cannot agree (for any reason) on covenants acceptable to Borrower and Lender, then the Applicable Amount shall be $2,500,000.	For the 12 month period ending January 31, 2006 and each calendar month thereafter.

    §2.        Conditions to Effectiveness. This Second Amendment shall not become effective until the Lender receives a counterpart of this Second Amendment, executed by the Borrower and the Lender.

    §3.        Representations and Warranties. The Borrower hereby repeats, on and as of the date hereof, each of the representations and warranties made by it in Section 5 of the Agreement (except to the extent of changes resulting from transactions contemplated or permitted by the Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date), provided, that all references therein to the Agreement shall refer to such Agreement as amended hereby. In addition, the Borrower hereby represents and warrants that the execution and delivery by the Borrower of this Second Amendment and the performance by the Borrower of all of its agreements and obligations under the Agreement as amended hereby are within the authority of the Borrower and have been duly authorized by all necessary action on the part of the Borrower.

    §4.        Ratification, Etc. Except as expressly amended hereby, the Agreement, the other Loan Documents and all documents, instruments and agreements related thereto are hereby ratified and confirmed in all respects and shall continue in full force and effect. The Agreement and this Second Amendment shall be read and construed as a single agreement. All references in the Agreement or any related agreement or instrument to the Agreement shall hereafter refer to the Agreement as amended hereby.

    §5.        No Waiver. Nothing contained herein shall constitute a waiver of, impair or otherwise affect any Obligations, any other obligation of the Borrower or any rights of the Lender consequent thereon.

    §6.        Counterparts. This Second Amendment may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

    §7.        Governing Law. THIS SECOND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (WITHOUT REFERENCE TO CONFLICT OF LAWS).

        IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as a document under seal as of the date first above written.

SWANK, INC.
By: /s/ Jerold R. Kassner Name: Jerold R. Kassner Title: Senior Vice President
WELLS FARGO FOOTHILL, INC., a California corporation, as Lender
By: /s/ Andrew T. Furlong III Name: Andrew T. Furlong III Title: Vice President